Exhibit 2.3

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of October 15, 2021 (the “Effective Date”), is by and among (i) Yucaipa Acquisition Corporation, a Cayman Islands exempted company, (ii) SIGNA Sports United GmbH, a German limited liability company, and (iii) SIGNA International Sports Holding GmbH, a German limited liability company (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Business Combination Agreement, dated as of June 10, 2021 (as amended, the “Business Combination Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Business Combination Agreement (pursuant to and in accordance with Section 12.10 of the Business Combination Agreement), on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1.	Amendments to the Business Combination Agreement. Effective as of the Effective Date:

(a)	The following definitions are hereby added to Section 1.01:

“Olympics Partner” means Olympics Partner, LLC, a Cayman Islands limited liability company.

(b)	Section 2.01(a)(ii) is hereby amended and restated in its entirety as follows:

On the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Islands Act, Yucaipa shall merge with and into Merger Sub at the Effective Time. Following the Effective Time, the separate existence of Yucaipa shall cease and Merger Sub shall continue as the surviving entity of the Merger and shall succeed to and assume all the rights and obligations of Yucaipa in accordance with the Cayman Islands Act, and Merger Sub shall, upon the consummation of the transactions contemplated by Section 2.01(b), continue as the Surviving Company as a wholly-owned Subsidiary of TopCo.

(c)	Section 5.03(b) is hereby amended and restated in its entirety as follows (specific amended language is included in bold below solely for presentation purposes):

The limited liability company interests of Merger Sub are held by TopCo and Olympics Partner as the members of Merger Sub. TopCo has no Subsidiaries other than Merger Sub and Olympics Partner and does not own, directly or indirectly, any equity securities in any Person other than Merger Sub and Olympics Partner, and after giving effect to the Exchange TopCo will have no Subsidiaries other than Merger Sub, Olympics Partner and the Company and its Subsidiaries.

(d)	Section 11.01(d) is hereby amended and restated in its entirety as follows specific amended language is included in bold below solely for presentation purposes):

by either Yucaipa or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 31, 2021 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to Yucaipa if Yucaipa’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date and (ii) the right to terminate this Agreement pursuant to this Section 11.01(d) shall not be available to the Company if the Company’s, TopCo’s or Merger Sub’s breach of any of his, her or its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)	The below seventh and tenth Recitals are hereby amended and restated respectfully as follows:

WHEREAS, concurrently with the execution of this Agreement, Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”), Yucaipa, the Company and certain individuals party thereto (the “Insiders”) have entered into the sponsor letter agreement in the form attached hereto as Exhibit E (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and the Insiders have agreed to (a) vote in favor of all of the Transaction Proposals, (b) waive certain adjustments to the conversion ratio set forth in Yucaipa’s Governing Documents with respect to the Yucaipa Class B Shares, (c) be bound by certain transfer restrictions with respect to their Yucaipa Shares prior to Closing, (d) terminate certain lock-up provisions of that certain Letter Agreement, dated as of August 6, 2020, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement and (e) be bound by certain lock-up provisions during the lock-up period described therein with respect to the Equity Securities of TopCo issued pursuant to this Agreement on the terms and subject to the conditions set forth therein;

WHEREAS, certain investors (collectively, the “PIPE Investors”), Yucaipa and TopCo have entered into subscription agreements (the “PIPE Subscription Agreements” and, together with the Sponsor Subscription Agreement, the “Subscription Agreements”), substantially in the form attached hereto as Exhibit F, pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and accept on the Closing Date, and TopCo has agreed to issue to each such PIPE Investor on the Closing Date, the number of TopCo Ordinary Shares set forth in the applicable PIPE Subscription Agreement for the subscription price set forth therein, in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement and the applicable Dutch Deed of Issue (in the aggregate, together with the Sponsor Investment, the “PIPE Investment”);

(f)	Section 6.12(d) is hereby amended and restated in its entirety as follows (specific amended language is included in bold below solely for presentation purposes):

Yucaipa has entered into Subscription Agreements with PIPE Investors, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to subscribe for and accept TopCo Ordinary Shares for a PIPE Investment amount of at least $372,000,000 (such amount, the “Committed PIPE Investment Amount”). As of the date of this Agreement, the Subscription Agreements are in full force and effect with respect to and binding on Yucaipa and, to the knowledge of Yucaipa, each PIPE Investor party thereto, in accordance with their terms.

2.

Miscellaneous. The terms, conditions and provisions of the Business Combination Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Business Combination Agreement, nor constitute a waiver or amendment of any provision of the Business Combination Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Business Combination Agreement, as though the other provisions of this Amendment were set forth in the Business Combination Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

YUCAIPA ACQUISITION CORPORATION

By:	/s/ Ira Tochner
Name: Ira Tochner
Title: Chief Financial Officer and Chief Operating Officer

[Signature Page to Second Amendment to Business Combination Agreement]

SIGNA SPORTS UNITED GMBH

By:	/s/ Stephan Zoll
Name: Stephan Zoll
Title: Managing Director

By:	/s/ Stefanie Kniepen
Name: Stefanie Kniepen
Title: Managing Director

[Signature Page to Second Amendment to Business Combination Agreement]

SIGNA INTERNATIONAL SPORTS HOLDING GMBH

By:	/s/ Wolfram Keil
Name: Wolfram Keil
Title: Managing Director

[Signature Page to Second Amendment to Business Combination Agreement]